Exhibit 10.1
HANOVER COMPRESSOR COMPANY
MERGER SEVERANCE BENEFITS PLAN
EXECUTION VERSION
SUMMARY PLAN DESCRIPTION AND PLAN DOCUMENT
1.	Purpose of the Plan

The purpose of the Hanover Compressor Company Merger Severance Benefits Plan (the “Plan”), which shall be effective during the six (6)-month period following the Closing Date, is to make Severance Benefits available to certain eligible employees that will financially assist with their transition following certain terminations of employment from Hanover Compressor Company or its successors or Designated Affiliates while the Plan is in effect.

If an Employee qualifies for a Severance Benefit under the Plan, payments under the Plan are voluntary on the part of the Company, and are not required by any legal obligation other than the Plan itself.

The Plan represents an amendment and restatement of all existing severance plans, practices or policies (other than a written employment, change in control, or other individual contract providing for severance benefits) in effect with the Company or an Affiliate as of the effective time hereof with respect to Employees. All such severance plans, practices and policies are hereby superseded by the Plan, and discontinued and terminated with respect to Employees.

2.	Definitions

As used in the Plan, the following terms shall have the following meanings (and the singular includes the plural, unless the context clearly indicates otherwise):

Affiliate: A corporation, partnership, limited liability company or partnership, association, trust or other organization which, directly or indirectly, controls, is controlled by, or is under common control with, the Company. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization, or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities or by contract or otherwise.

Board of Directors: The Board of Directors of the Company.

Cause: (i) The commission by an Employee of an act of fraud, embezzlement or willful breach of a fiduciary duty to the Company or an Affiliate (including the unauthorized disclosure of proprietary material or information of the Company or an Affiliate), (ii) a conviction of an Employee (or a plea of nolo contendere in lieu thereof) for a felony or a crime involving fraud, dishonesty or moral turpitude, (iii) willful failure of an Employee to follow the written directions of the chief executive officer of the Company, Company management, or the Board of Directors, in the case of executive officers of the Company, when such directions are consistent with an Employee’s customary duties and responsibilities and where such refusal has continued for more than 10 days following written notice, (iv) willful misconduct as an employee of the Company or an Affiliate which includes an Employee’s failure to adhere to P.R.I.D.E., the Company’s Guide to Ethical Business Conduct, (v) willful failure of an Employee to render services to the Company or an Affiliate in accordance with his employment arrangement, which failure amounts to a material neglect of his duties to the Company or an Affiliate or (vi) substantial dependence on any drug, immediate precursor or other substance listed on Schedule IV of the Federal Comprehensive Drug Abuse Prevention and Control Act of 1970, as amended, as determined in the sole discretion of the Plan Administrator. With respect to any Employee residing outside of the United States, the Plan Administrator may revise the definition of “Cause” as appropriate to conform to the laws of the applicable non-U.S. jurisdiction.

Closing Date: The date of the closing of the mergers described in Section 1.1 and 1.2 of the Agreement and Plan of Merger, dated as of February 5, 2007, by and among Hanover Compressor Company, Universal Compression Holdings, Inc., Iliad Holdings, Inc., Hector Sub, Inc., and Ulysses Sub, Inc.

COBRA: The Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time, currently embodied in Internal Revenue Code Section 4980B, which provides for continuation of group health plan coverage in certain circumstances.

COBRA Rate: The cost of continued coverage under COBRA, that currently being 102% of the full group rate (including the employee’s share and the employer’s share of the group coverage cost and a 2% administrative fee).

Company: Hanover Compressor Company, a Delaware corporation, and any successor to Hanover Compressor Company.

Comparable Employment: Employment with the Company or any Affiliate that, regardless of the position’s title or responsibilities, (i) provides annual base salary or annualized base rate of pay not less than the Employee’s Compensation, (ii) provides the opportunity to receive a bonus from Exterran not less than the Employee’s target award under the Hanover SIP, if any, and (iii) is at a location that is not more than 35 miles from the principal place of employment for the Employee on the Employee’s Notice Date.

Compensation: In the case of a non sales-commissioned Employee, Compensation is the Employee’s annual base salary or annualized base rate of pay determined as of his or her Notice Date, but shall not include overtime, shift premium, bonuses and other special payments, incentive payments, pension, severance pay, foreign service premiums or other foreign assignment uplifts or any other extraordinary compensation, Company or Affiliate contributions to a retirement plan or any other deferred compensation or employee benefit plan or program of the Company or an Affiliate (other than employee pre-tax and after-tax contributions to a tax-qualified savings plan) (“adjusted annual base salary or annualized base rate of pay”). In the case of a sales-commissioned Employee, Compensation is the Employee’s adjusted annual base salary or annualized base rate of pay determined as of his or her Notice Date, plus commissions paid or earned during the 12-month period ending on the last day of the month preceding his or her Termination Date; provided, however, that if an Employee was not a sales-commissioned Employee during the entirety of such 12-month period, then his or her commissions shall be the commissions paid or earned during the period of months during such 12-month period that he or she was employed as a sales-commissioned Employee, annualized.
Designated Affiliate: Each Affiliate designated by the Board of Directors as a participating Affiliate in the Plan whose Employees are eligible to be Participants in the Plan.

Disability: Any physical or mental condition for which the Employee would be eligible to receive long-term disability benefits under the Company’s long-term disability plan. With respect to any Employee residing outside of the United States, the Plan Administrator may revise the definition of “Disability” as appropriate to conform to the laws of the applicable non-U.S. jurisdiction.

Eligible Employee: An Employee described in Section 3(a).

Employee: Any person who is an active, regular (not temporary), full-time or part-time employee of the Company or a Designated Affiliate and who is currently not a party to a change of control Agreement with the Company.

ERISA: The Employee Retirement Income Security Act of 1974, as amended.

Notice: A written notice provided to an Employee indicating: (1) that the employment of the Employee will be terminated; (2) the Employee’s Termination Date; and (3) that the Employee is eligible for participation in the Plan.

Notice Date: The date a Notice is sent to an Employee, as set forth in the Notice.

Participant: An Eligible Employee who meets the requirements set forth in Section 3(b) of the Plan.

Plan: The Hanover Compressor Company Merger Severance Benefits Plan.

Plan Administrator: The person or persons appointed by the Compensation Committee of the Board of Directors to administer the Plan.

Service: An Employee’s years of employment with the Company and its Affiliates, determined as of the Notice Date, based on the records maintained by the Human Resources Department in the Houston corporate headquarters of the Company and its Affiliates; provided, however, that solely for purposes of Section 5(a), less than six (6) months of employment shall not constitute a year of Service, and six (6) months or more of employment shall constitute a full year of Service (except in the event an Employee has a total of less than six (6) months of employment, in which case the Employee shall be deemed to have one (1) year of Service).

Severance Benefits: Benefits described in Sections 5(a), 6(a)(i) and 6(a)(ii) below.

Severance Period: The period of time, commencing as of the Participant’s Termination Date, equal to the total number of weeks used to calculate a Participant’s aggregate cash Severance Benefit under Section 5(a) hereof.

SIP: The Company’s Short Term Incentive Plan, as in effect from time to time.

Termination Date: The date designated in the Notice as the last day on which an Employee shall be in active employment with the Company and all of its Affiliates.

Waiver and Release: The legal document in which an Eligible Employee, in exchange for the receipt of Severance Benefits under the Plan, among other consideration, releases the Company and all of its Affiliates, their directors, officers, employees and agents, their employee benefit plans, and the fiduciaries and agents of said plans, from liability and damages in any way related to the Employee’s employment with or separation from employment with the Company or any of its Affiliates.

Weekly Compensation: The Employee’s Compensation divided by 52.

3.	Participation
(a)	Eligible Employees

An Employee shall be eligible to participate in the Plan (an “Eligible Employee”) only if:
(i)	the Employee is provided a Notice by the Company during the six (6) month period following the Closing Date; and

(ii)	the Employee’s employment with the Company and all Affiliates is terminated by the Employee’s employer for reasons other than death, Disability or Cause.
Each Employee who is provided a Notice shall also be provided a Waiver and Release to execute and return to the Company.

(b)	Participants

In order to become a Participant, an Eligible Employee must meet the following requirements:
(i)	during the 45-day period following the Employee’s Notice Date, the Employee must execute and return to the Plan Administrator (or the person designated by the Plan Administrator) the Waiver and Release provided to the Eligible Employee;

(ii)	the Employee must not revoke the Waiver and Release within 7 days after signing it; and

(iii)	the Employee must not be disqualified from receiving Severance Benefits pursuant to the provisions of Section 4 below.
Each Eligible Employee is hereby advised of his right to discuss any and all aspects of the Waiver and Release with an attorney of the Employee’s choice before signing the Waiver and Release.

(c)	Ineligible Employees

An Employee who does not satisfy all the requirements of Section 3 shall not be entitled to any benefits under the Plan.
4.	Disqualifying Events

NO Severance Benefits will be paid to an Eligible Employee who otherwise qualifies as a Participant if:
(a)	the Eligible Employee terminates employment prior to his or her Termination Date for any reason, whether voluntarily or involuntarily, or fails to continue to perform the duties of his or her employment through his or her Termination Date;

(b)	the Plan is amended in a way that makes the Eligible Employee ineligible or is terminated before the Eligible Employee has returned an executed Waiver and Release as described in Section 3(b) above or has otherwise met all of the requirements for being a Participant hereunder;

(c)	the Eligible Employee fails to return all property and materials of his or her employer to the supervisor or other appropriate employer representative as of his or her Termination Date;

(d)	during the period beginning on the Eligible Employee’s Notice Date and ending on the Eligible Employee’s Termination Date, the Eligible Employee is offered Comparable Employment; or

(e)	the Eligible Employee accepts any employment with the Company or an Affiliate before his or her Termination Date.
5.	Cash Severance Benefit
(a)	Provided he or she is not disqualified under Section 4, a Participant shall be entitled to a cash Severance Benefit in an amount equal to two (2) weeks of the Participant’s Weekly Compensation multiplied by the number of full years of Service credited to the Participant; provided, however, that, based on a Participant’s employment category, such cash Severance Benefit shall not be less than:
(i)	For all Grades below Grade 36 (based on grade level on Closing Date) — 10 weeks of Weekly Compensation;

(ii)	For Grades 36-38 (based on grade level on Closing Date) — 17 weeks of Weekly Compensation;

(iii)	For Grades 39 and above (based on grade level on Closing Date) — 26 weeks of Weekly Compensation;
(b)	The Company, in it sole and absolute discretion, shall determine each Participant’s category for purposes of determining his or her Severance Benefit, which category shall be set forth in the Participant’s Notice.

(c)	A cash Severance Benefit calculated pursuant to Section 5(a) for a Participant, shall be reduced by the amount of any cash compensation payable to the Participant by the Company or its Affiliates on account of the termination of the Participant’s employment, pursuant to (i) a written employment agreement, change in control agreement, or other individual contract between the Participant and the Company or its Affiliates, or (ii) any other obligation, whether by contract, applicable law, or otherwise of the Company or its Affiliate or any other individual or entity to provide a payment to such Participant in the event of an involuntary termination of such Participant’s employment with the Company or its Affiliate; provided, however, that, except as otherwise provided in the Notice, a Participant’s cash Severance Benefit shall not be reduced by any amounts payable under the Hanover Compressor Company Retention Bonus Plan. Notwithstanding the above, if an Employee who is employed outside of the U.S. is eligible for end of service labor benefits under the labor laws of the local jurisdiction where the Employee is working as of the Closing Date, the cash severance payment otherwise payable under this Plan may be offset by the amount of such labor benefits.

(d)	A Participant’s Severance Benefit shall be paid to the Participant biweekly during the Severance Period, in accordance with the Company’s customary payroll practices. Payments shall begin with the first payroll period following the later of: (i) the Participant’s Termination Date; and (ii) seven (7) days after the Participant has executed and returned the Waiver and Release. A Participant shall not be considered an employee of the Company or any Affiliate for any purpose after his or her Termination Date, nor shall any Severance Benefits be considered for purposes of computing benefits under or making contributions for or on behalf of a Participant to any employee benefit plan maintained by the Company or any Affiliate.
(e)	Notwithstanding the foregoing, the amount of any cash Severance Benefit otherwise payable to a Participant shall be reduced by any monies owed by the Participant to the Company or an Affiliate, including, but not limited to, any overpayments made to the Participant by the Company or an Affiliate and the balance of any loan by the Company or an Affiliate to the Participant that is outstanding at the time that the cash Severance Benefit is paid.
6.	Continuation of Other Benefits
(a)	Participants

In addition to the cash Severance Benefit, a Participant who is not disqualified under Section 4 shall be entitled to the following benefits:
(i)	Medical/Dental/Vision Plan Benefits

(ii)	Unless the Participant timely elects otherwise as provided in Section 6(a)(ii) below, during the Severance Period, a Participant shall be entitled to continue the medical, dental and vision plan coverage in effect for active employees during such period for which the Participant was eligible for and had elected as of his or her Termination Date. The Participant shall pay the active employee rate with respect to coverage during the Severance Period and, if applicable, thereafter the full COBRA Rate with respect to such coverage. Such benefits shall be governed by and subject to (i) the terms and conditions of the plan documents providing such benefits, including the reservation of the right to amend or terminate such benefits under those plan documents at any time, and (ii) to the extent applicable, the provisions of COBRA and such other laws applicable to such benefits. The period of coverage provided under this section shall constitute continuation coverage required by COBRA. Notwithstanding the above, the Participant will no longer be eligible for continued medical, dental or vision plan coverage as set forth herein if the Participant is successful in obtaining employment with another employer during the Severance Period and is eligible for medical, dental and vision plan coverage under their new employer’s plan. To the extent the Participant is enrolled in both the Hanover medical, dental and vision plan under this Plan and a new employer’s plan, the Hanover plan will be secondary coverage and the new employer’s plan will be primary.

(iii)	Outplacement

In lieu of the Participant’s right to continue medical, dental and vision plan coverage at the active employee rate during the Severance Period, Participant may elect to receive outplacement services appropriate to the Participant’s employment position on his or her Termination Date as determined in the sole discretion of the Plan Administrator. If Participant elects outplacement services, the Participant shall be eligible for continuation of the health benefits described above in Section 6(a)(i) as required by COBRA at the COBRA Rate.
(b)	Rehire of Participants

Notwithstanding anything in this Plan to the contrary, if the Company or an Affiliate rehires a Participant during the Severance Period as a full-time Employee, any outstanding, unpaid Severance Benefits, whether payable in cash or otherwise, shall cease and be forfeited by the Participant effective as of his or her rehire date as reflected on the Company’s or Affiliate’s records, as applicable.
7.	Confidential and Proprietary Business Information & Nonsolicitation Obligations

Notwithstanding any provision of the Plan to the contrary, an Employee’s entitlement to the benefits provided for under the Plan shall be fully subject to the provisions of the Waiver and Release regarding confidential and proprietary business information and non-solicitation, and the Company and the Affiliates shall be entitled to take all actions specified in the Waiver and Release with respect to an Employee who fails to comply with those provisions.

8.	Unemployment; Tax Withholding

Payments under the Plan will not be reduced because of any unemployment benefits an Employee may be eligible to receive under applicable federal or state unemployment laws. Any required income tax withholding and FICA (Social Security) taxes shall be deducted from any benefit paid under the Plan.

9.	Severance Benefits Paid Upon Death

If a Participant dies after his or her Termination Date and after executing the Waiver and Release (without having timely revoked it) but before receiving 100% of his or her cash Severance Benefit, any remaining, unpaid cash Severance Benefit will be paid in a lump sum (a) to the Participant’s beneficiary (or beneficiaries) designated under the group life insurance plan of the Company or an Affiliate covering the Employee on his or her Termination Date, if such beneficiary is living, or if none is so designated or living, (b) to the executor of the Participant’s estate, as soon as practicable after the date of death.

10.	Administration

The Plan shall be administered by the Plan Administrator. Subject to the provisions herein, the Plan Administrator shall have full power and authority exercised in its sole discretion to interpret the Plan and any agreement or instrument entered into under the

Plan; to establish, amend, rescind, or waive rules and regulations for the Plan’s administration; and in general to have the full power to make all other determinations which may be necessary or advisable for the administration of the Plan, to the extent consistent with the provisions of the Plan. The Plan Administrator may delegate its administrative functions under the Plan to officers and employees of the Company, subject to such limitations and restrictions as the Plan Administrator may provide. Subject to applicable law, any interpretation of the provisions of the Plan and any decision on any matter within the discretion of the Plan Administrator made by the Plan Administrator in good faith shall be final and conclusive and binding on all persons.

11.	Successor

The Plan shall be binding upon and shall inure to the benefit of, any successor to the Company and any such successor shall be deemed substituted for all purposes for the “Company” under the terms of the Plan.

12.	Non-Assignment of Severance Benefits

No benefit under the Plan shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, voluntary or involuntary, by operation of law or otherwise, and any attempt at such a transaction shall be void. Also, no benefit payable or provided under the Plan shall be subject to the debts, contracts, liabilities, engagements or torts of the person entitled to it. Notwithstanding the above, Company may be required to withhold or garnish cash Severance Benefits payable hereunder to a Participant if the Company receives a valid and enforceable court order or any other legally binding document that requires such withholding or garnishment.

13.	Plan Amendment and Termination

The Board of Directors may at any time amend or terminate the Plan, provided that any benefits under the Plan payable to a Participant before the Plan is amended or terminated shall not be adversely affected. Any amendment or termination shall be set out in an instrument in writing and executed by an appropriate officer of the Company.

Notwithstanding any provision of the Plan to the contrary, for purposes of Section 409A of the Internal Revenue Code (“Section 409A”), it is intended that the Plan meet the requirements of a “separation pay plan due to involuntary separation” as described in the Section 409A Treasury regulations, and thus not provide “deferred compensation” for purposes of Section 409A. The Company may amend any provision of the Plan at any time: (i) to ensure that the Plan not provide deferred compensation under Section 409A, or (ii) in the event it is determined by the Company in its sole discretion that the Plan is subject to Section 409A, to comply with the requirements of Section 409A. Any such amendment shall not require the consent of any Participant (or beneficiary), and any such amendment may be retroactively effective. The Company shall have the sole discretion and power to effect such amendments, and a determination by the Company of the necessity for and scope of any such amendment shall be final, binding and conclusive upon all persons for all purposes.

14.	No Employment or Benefit Guaranty

None of the establishment of the Plan, the receipt of a Notice and a Waiver and Release, any modification or amendment thereof, or the payment of any Severance Benefits shall be construed as giving to any Employee or other person any legal or equitable right against the Company or the Plan Administrator except as provided herein. Under no circumstances shall the maintenance of this Plan constitute a contract of employment or shall the terms of employment of any Employee be modified or in any way affected hereby. Accordingly, neither participation in the Plan nor the payment of Severance Benefits shall be held or construed to give any Employee a right to be retained in the employ of the Company or any Affiliate.

15.	No Funding

All payments to be made hereunder shall be paid from the general assets of the Company, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts. No Employee shall have any right, title, or interest whatsoever in or to any amounts under the Plan prior to receipt. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust or fund of any kind, or a fiduciary relationship between the Company and any other person. The rights of any Employee or beneficiary to any Employee or beneficiary to any amounts hereunder shall be no greater than those of an unsecured general creditor of the Company.

16.	Making A Claim
(a)	Submitting a Claim

If benefits due under the Plan have not been timely provided, a Participant or his or her authorized and designated representative (collectively, the “Applicant”) must request those benefits in writing from the Plan Administrator. Such application shall set forth the nature of the claim and any other information that the Plan Administrator may reasonably request. The Plan Administrator shall notify the Applicant of the benefits determination within a reasonable time after receipt of the claim, such time not to exceed 90 days, unless special circumstances require an extension of time for processing the claim. If such an extension is required, written notice of the extension shall be furnished to the Applicant prior to the end of the initial 90-day period. In no event shall such an extension exceed a period of 90 days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which a final decision is expected to be rendered.

Notice of a claim denial, in whole or in part, shall be set forth in a written or electronic notice in a manner reasonably calculated to be understood by the Applicant and shall contain the following:
(i)	the specific reason or reasons for the denial;

(ii)	specific reference to the pertinent Plan provisions on which the denial is based;

(iii)	a description of any additional material or information necessary for the Applicant to perfect the claim and an explanation of why such material or information is necessary; and

(iv)	an explanation of the Plan’s claims review procedure, the time limits applicable to such procedures, and a statement of the Participant’s rights following an adverse benefit determination on review, including a statement of an Applicant’s right to file a lawsuit under ERISA if the claim is denied on appeal.
An Applicant shall be given timely written notice of the time limits set forth herein for determinations on claims, appeal of claim denial and decisions on appeal.

(b)	Claims Review Procedure

If a claim is denied in whole or in part by the Plan Administrator, the Applicant may appeal the adverse determination by filing a written request for a review of the claim with the Plan Administrator. The administrative process for appealing a claim is as follows:
(i)	The request for review must be made by the Applicant within 60 days of the date the Applicant receives the claim denial (or, if no written denial is received, within 60 days of the date when the denial was due). The Applicant must send the written request for review to the Plan Administrator. Upon review, the Plan Administrator will consider all comments, documents, records, and other information submitted by the Participant related to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. An Applicant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to his or her claim for benefits.

(ii)	The Plan Administrator shall render a decision not later than 60 days after its receipt of a request for review. The Applicant may request a formal hearing before the Plan Administrator which the Plan Administrator may grant in its discretion. Notwithstanding the foregoing, under special circumstances, the Plan Administrator may determine an extension of time is required for rendering a decision (including, but not limited to, the need to hold a hearing). If the Plan Administrator determines that an extension of time is required, written notice of the extension will be furnished to the Applicant prior to the end of the initial 60-day period. The extension notice will indicate the special circumstances requiring an extension of the time and the date by which the Plan Administrator expects to render its determination on review. The extension will not exceed a period of 60 days from the end of the initial 60-day period.
(iii)	The Plan Administrator will provide written or electronic notice of its final determination. If the claim is denied in whole or part, such notice, which shall be written or electronic in a manner reasonably calculated to be understood by the Applicant, will include:
(a)	the specific reason(s) for the denial;

(b)	the specific provision(s) of the Plan on which the denial is based;

(c)	a statement that the Applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits (as described above);

(d)	a statement describing any voluntary appeal procedures offered by the Plan and the Applicant’s right to obtain further information about any such procedures; and

(e)	a statement of the Applicant’s right to file a lawsuit under ERISA.
An appeal will not be considered if it is not filed within the applicable period of time.

At any stage in the appeals process, the Applicant may review and obtain copies of documents, including the Plan document, records, and other information relating to the Applicant’s entitlement to such benefit, and submit issues, comments, and records relating to the claim in writing.
No action at law or in equity shall be brought to recover benefits under the Plan prior to the date the Applicant has exhausted all of the administrative remedies available under the Plan. Benefits under the Plan will only be paid if the Plan Administrator decides, in its sole discretion, that an Applicant is entitled to them.

17.	Employee Rights

As a potential Participant in the Plan, an Employee is entitled to certain rights and protections under ERISA. ERISA provides that all plan participants under ERISA plans (like the Plan) shall be entitled to:
(a)	Receive Information About The Plan and Benefits

Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites and union halls, all documents governing the Plan, including (when applicable) insurance contracts and collective bargaining agreements, and a copy of the latest annual report (Form 5500 Series) filed by the

Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.
Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including (when applicable) insurance contracts and collective bargaining agreements, and copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.

Receive a summary of the Plan’s annual financial report. The Plan Administrator is required by law to furnish each Participant with a copy of this summary annual report.

(b)	Prudent Actions by Plan Fiduciaries

In addition to creating rights for Participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of the Participant and other Plan Participants and beneficiaries. No one, including the Participant’s employer, union, or any other person, may fire the Participant or otherwise discriminate against the Participant in any way to prevent the Participant from obtaining a Plan benefit or exercising the Participant’s rights under ERISA.

(c)	Enforcing the Participant’s Rights

If the Participant’s claim for a Plan benefit is denied or ignored, in whole or in part, the Participant has a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps the Participant can take to enforce the above rights. For instance, if the Participant requests a copy of Plan documents or the latest annual report from the Plan Administrator and does not receive them within 30 days, the Participant may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay the Participant up to $110 a day until the Participant receives the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If the Participant has a claim for benefits which is denied or ignored, in whole or in part, the Participant may file suit in a state or Federal court. In addition, if the Participant disagrees with the Plan’s decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, the Participant may file suit in Federal court. If it should happen that Plan fiduciaries misuse the Plan’s money, or if the Participant is discriminated against for asserting his or her rights, the Participant may seek assistance from the U.S. Department of Labor, or the Participant may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If the Participant is successful the court may order the person the Participant has sued to pay these costs and fees. If the Participant loses, the court may order the Participant to pay these costs and fees, for example, if it finds the Participant’s claim is frivolous.
(d)	Assistance with the Participant’s Questions

If the Participant has any questions about the Plan, he or she should contact the Plan Administrator. If the Participant has any questions about this statement or about the Participant’s rights under ERISA, or if the Participant needs assistance in obtaining documents from the Plan Administrator, the Participant should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the Participant’s telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. The Participant may also obtain certain publications about the Participant’s rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.
18.	Plan Document Controls

In the event of any inconsistency between the Plan document and any other communication regarding the Plan, the Plan document controls.

19.	Controlling Law

The Plan is an employee welfare benefit plan under ERISA. The Plan shall be interpreted under ERISA and the laws of the State of Delaware, without reference to any conflicts of law principles thereof that would require the application of the laws of another jurisdiction, to the extent that state law is applicable.

20.	General Information

Plan Sponsor: Hanover Compressor Company, 12001 N. Houston Rosslyn Road, Houston, Texas 77086, 832-554-4859.

Employer Identification Number of Plan Sponsor: 76-0625124

Plan Number: 502

Plan Year: The plan year for reporting to governmental agencies and employees shall be the calendar year.

Plan Administrator: The Compensation Committee, Hanover Compressor Company, 12001 N. Houston Rosslyn Road, Houston, Texas 77086, 832-554-4859.

The Plan Administrator is responsible for the operation and administration of the Plan. The Plan Administrator is authorized to construe and interpret the Plan, and its decisions shall be final and binding. The Plan Administrator shall make all reports and disclosures required by law.
Agent for Service of Legal Process: The Compensation Committee, Hanover Compressor Company, 12001 N. Houston Rosslyn Road, Houston, Texas 77086, 832-554-4859.

Plan Duration: Effective on the Closing Date through the last day of the sixth (6th) full month following the Closing Date.

Source of Benefits: Payments due under the Plan shall be made by the Company or an Affiliate designated by the Company from general assets.

          IN WITNESS WHEREOF, Hanover Compressor Company has executed this instrument as evidenced by the signature of its officer affixed hereto this 9th day of July, 2007.

HANOVER COMPRESSOR COMPANY
By:	/s/ Steve Muck
	Name:	Steve Muck
	Title:	Vice President — Global Human Resources & HSE